Exhibit 10.2
PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of June 23, 2006, by and between COLT, LLC a West Virginia limited liability company, 430 Harper Park Drive, Suite A, Beckley, West Virginia 25801 (referred to herein as “Seller”), and BPI ENERGY, INC., a Nevada corporation, 30775 Bainbridge Road Suite 280, Solon, Ohio 44139 (“Purchaser”).
RECITALS
     WHEREAS, Seller is the owner of certain Methane Assets (as defined below) located in Saline County, Illinois, and Purchaser desires to purchase such assets from Seller; and
     WHEREAS, Seller has agreed to sell the Methane Assets to Purchaser and Purchaser has agreed to purchase the Methane Assets from Seller, subject to and in accordance with the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:
ARTICLE 1.
PURCHASE AND SALE
     Section 1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller is selling and conveying, and Purchaser is purchasing and paying for, all of the Seller’s respective rights, title and interests in and to the CBM and CMM associated with the 16 sections described in Exhibit A (hereinafter the 16 sections referred to as the “Land”) (the CBM and CMM in the Land, collectively, the “Methane Assets”), in the form of a deed that substantially conforms to Exhibit B. The Parties acknowledge that the term “Methane Assets” does not include (i) CBM or CMM rights associated with any wells repurchased by Seller pursuant to Section 5.7 hereof, or (ii) CBM or CMM rights associated with Seller’s efforts to vent gas, as provided in Exhibit B.
     Section 1.2 Rights and Liabilities. Subject to the terms and provisions of this Agreement and the Exhibits, documents, certificates and other instruments delivered pursuant hereto, Purchaser hereby is entitled to all rights of ownership with respect to the Methane Assets and assumes all liabilities, obligations or duties caused by or incurred by Purchaser after the Closing and shall retain all liabilities caused by Purchaser’s operation of any and all CBM or CMM wells or other assets on the Land prior to the Closing. For purposes of this Section 1.2, the phrase “liabilities, obligations or duties” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured. Provided, however, that Purchaser does not assume any contractual liabilities arising under or in relation to any employment agreements, mineral marketing agreements, mineral sales agreements or mineral prepays or any statutory liabilities under ERISA or workers’ compensation laws, or any other liabilities arising under contracts not otherwise expressly assumed.
     Section 1.3 Excluded Assets. It is specifically agreed that Seller is not selling and Purchaser is not purchasing the following assets all of which shall be deemed excluded from the definition of “Methane Assets” (“Excluded Assets”):
     (a) Any cash, accounts receivable, notes receivable or cash equivalents of Seller attributable to the Methane Assets and relating to the period prior to Closing;
     (b) Any right to use the Seller’s name, marks or insignia, or to use the name of any other subsidiary or corporate affiliate of Seller; and
     (c) Any other mineral rights or other interests Seller may possess in the Land.
     Section 1.4 Effective Time. The purchase and sale of the Methane Assets shall be effective as of the time of Closing.
ARTICLE 2.
PURCHASE PRICE
     Section 2.1 Purchase Price. The purchase price for the Methane Assets (“Purchase Price”) shall be Three Million Dollars ($3,000,000) payable in lawful currency of the United States, shall be paid by Purchaser at Closing via electronic funds transfer to an account specified by Seller.
     Section 2.2 Taxes. Seller agrees to pay any real estate tax or ad valorem tax assessed, if any, on the Seller’s coal estate for 2005 taxes due in 2006, and 2006 taxes due in 2007, and to hold Purchaser harmless from such real estate or ad valorem taxes. Purchaser shall pay any real estate tax or ad valorem tax assessed, if any, on the Methane Assets after the Closing, and shall hold Seller harmless from such real estate or ad valorem taxes. The parties agree that Purchaser shall be responsible for and pay all costs and fees with respect to: (i) examining, insuring and transferring title to the Methane Assets, (ii) deed transfer fees and taxes, and (iii) any other state or local conveyance fees, recording fees or similar fee, cost, expense or tax with respect to the transfer of Seller’s interest in the Methane Assets to Purchaser, but not any capital gains, penalties, interest or income tax imposed on Seller arising from the sale of the Methane Assets.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

     (a) Methane Assets Previously Conveyed to Affiliates. Seller represents that it has obtained any and all of the Methane Assets that it previously conveyed to any of its affiliates at any time.
     (b) Transaction with American Premier Underwriters and AFC Coal Properties (collectively, “APU”). Seller represents that it has obtained by Quit Claim Deed, with covenant of after-acquired title to the extent of the purported paper title conveyed to APU and within the chain of title to APU, all of APU’s right, title and interest to all of the CBM and CMM in an area more specifically described in Exhibit C of that certain Settlement Memorandum of Understanding dated June 13, 2006, among Seller, Purchaser, APU and Central States Coal Reserves of Illinois, LLC (“Central States”) (the Settlement Memorandum of Understanding, hereafter “MOU”).
     (c) No Liens, Encumbrances or Conveyances. Seller represents that, during its period of ownership and other than the reservations expressly provided for in Exhibit B, it has not conveyed, encumbered or impaired the title conveyed to Purchaser with respect to the Methane Assets, except as may have been conveyed by Seller and then reconveyed to Seller prior to execution of this Agreement.
     (d) Corporate Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of West Virginia.
     (e) Corporate Authority. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Methane Assets on the terms described in this Agreement and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of Seller’s articles of incorporation, bylaws, code of regulations, or other governing documents, or (ii) any agreement or instrument to which Seller is a party or by which Seller is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller.
     (f) Transactions Authorized. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Seller and will not (i) require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Seller or the Methane Assets are subject, (ii) violate any judgment, order, writ or decree of any court applicable to Seller or the Methane Assets, (iii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which either Seller is a party or any of its Methane Assets are bound or (iv) result in the creation or imposition of any encumbrance upon the Methane Assets.
     (g) Execution of Agreement. This Agreement has been duly executed and delivered on behalf of Seller and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:
     (a) Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     (b) Corporate Authority. Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Methane Assets on the terms described in this Agreement and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of (i) Purchaser’s articles of organization, operating agreement, or other governing documents, or (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Purchaser.
     (c) Transactions Authorized. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action, corporate and otherwise, on the part of Purchaser and will not (i) require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Purchaser is bound, (ii) violate any judgment, order, writ or decree of any court applicable to Purchaser, (iii) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Purchaser is a party.
     (d) Execution of Agreement. This Agreement has been duly executed and delivered on behalf of Purchaser and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     (e) Knowledgeable Investor; Due Diligence. Purchaser is an experienced and knowledgeable investor and operator in the coalbed methane and coal mine methane business and is capable of independently evaluating, and has independently evaluated, the merits and bearing the risks of the purchase of and investment in the Methane Assets contemplated by this Agreement. Purchaser acknowledges that Seller has made available and will continue to make available to Purchaser, its representatives and potential lenders the Methane Assets, including, but not limited to, full access to any purchase and sale agreements, deeds or other documents of conveyance relating to the Methane Assets, Seller’s title information about the Methane Assets, copies of all available title opinions and abstracts, instruments of title, maps, permits, easements, notices, licenses and orders affecting the Methane Assets, in order to enable Purchaser to make an independent, informed judgment with respect to the desirability of purchasing the Methane Assets. Purchaser agrees that, independently and without reliance on Seller and based on Purchaser’s own due diligence review of the information and records relating to the Methane Assets, and such other documents and information as it has deemed appropriate, it has made its own analysis of the Methane Assets and its own evaluation of the value of the Methane Assets. Purchaser acknowledges that it has completed its due diligence review of the Methane Assets and any objections to Closing or matters not asserted by Purchaser in writing to Seller on or before the Closing shall be deemed waived by Purchaser.
ARTICLE 4.
COVENANTS
     Section 4.1 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser that Seller shall take or cause to be taken all such actions as may be reasonably necessary or advisable to consummate and make effective the sale of the Methane Assets and the transactions contemplated by this Agreement and to assure that as of the Closing Date Seller will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of such transactions.
     Section 4.2 Covenants and Agreements of Purchaser. Purchaser covenants and agrees with Seller that Purchaser shall take or cause to be taken all such actions as may be reasonably necessary or advisable to consummate and make effective the purchase of the Methane Assets and the transactions contemplated by this Agreement and to assure that as of the Closing Date Purchaser will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.
ARTICLE 5.
ADDITIONAL AGREEMENTS
     Section 5.1 Condition and Title of Assets. Except as expressly set forth in this Agreement, the parties mutually acknowledge and agree that Seller shall convey and assign the Methane Assets to Purchaser, and Purchaser shall accept the Methane Assets from Seller: (i) “AS IS, WHERE IS, AND WITH ALL FAULTS”, without any warranty whatsoever by Seller as to their physical condition, the extent of coal reserves in situ or the commercial feasibility of the mining thereof, the condition of title and the existence of hazards or perils of operations thereon; (ii) Seller has no obligation to repair or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same; (iii) Seller has specifically bargained for the assumption by Purchaser of all responsibility to inspect and investigate the Methane Assets and the title thereto and of all risks attendant thereto; and (iv) Purchaser will have prior to the Closing undertaken all such physical inspections and examinations of the Methane Assets and the title thereto or interests of which the Methane Assets are a part as Purchaser deems necessary or appropriate as to their condition. Except as expressly set forth in this Agreement, Purchaser acknowledges that Seller has made no representations or warranties and shall have no liability to Purchaser (and Purchaser hereby waives any right to recourse against Seller) with respect to the Methane Assets and the title thereto, the economic feasibility of the Methane Assets, the compliance or noncompliance with all laws, rules or regulations affecting the Methane Assets, or any other aspect of the Methane Assets.
     Section 5.2 Title Procedure. Except as expressly set forth in this Agreement, at the Closing, Seller shall convey its right, title and interest in and to the Methane Assets with only the representations and warranties contained in a deed in substantially the form attached hereto as Exhibit B, executed as appropriate for each county in which the Methane Assets are located and executed by Seller (“Seller’s Deeds”). If any information or data obtained by Purchaser from public records or any other source reflects the existence of any material encumbrance, encroachment, defect in or objection to Seller’s title to the Methane Assets to be conveyed under the Seller’s Deeds that render title to the Methane Assets or any portion thereof less than that being conveyed under the Seller’s Deeds (all of which are herein called the “Title Defects”), Purchaser shall give Seller written notice of the Title Defects. If Title Defects shall be so specified, Seller may attempt to cure or to remove the Title Defects at its own expense prior to Closing.
     Section 5.3 Environmental Liability. Purchaser and Seller agree that Purchaser shall be liable to Seller for, and defend, indemnify and save and hold harmless Seller from and against, all loss, cost or liability (“Losses”) caused by Purchaser’s violation of any federal, state, and local laws, statutes, ordinances, codes, regulations, rules, consent decrees, judicial or administrative orders, permits, licenses, approvals, or other requirements relating to the protection of human health, safety, or the environment, all as amended or modified from time to time, and the regulations adopted pursuant thereto, including any common law theory based on nuisance, trespass, negligence, strict liability, or other tortious conduct; and/or any other federal, state, or local laws, rules, regulations, or ordinances either in existence as of the date of this Agreement, or enacted or promulgated after the date of this Agreement, that are caused by Purchaser’s operations with respect to the Methane Assets.
     Section 5.4 Prohibition on Certain Drilling Activities. Purchaser shall not drill any additional coal bed methane (“CBM”) or coal mine methane (“CMM”) wells in Sections 10 and 15 of Township 9 South, Range 5 East, Saline County, Illinois. This does not affect Purchaser’s right to drill any new CBM and CMM wells (as permitted by law) in any other acreage in the remaining portion of the Land, nor does it affect Purchaser’s right to produce CBM or CMM from the wells (and in the case of Meadowlark #2, to dispose of fluids through that well) identified in Exhibit C, which have already been drilled in Sections 10 and 15, provided that Purchaser does not perforate any casing passing through the No. 5 coal seam and all seams or other coal strata above the No. 5 coal seam to produce any CBM or CMM from the No. 5 coal seam or any coal seam above the No. 5 coal seam, or to otherwise stimulate, by hydraulic fracture or other method, said coal seams in Sections 10 or 15. Purchaser agrees, at its cost, to plug and otherwise reclaim, as and when required by law, the wells identified in Exhibit C.
     Section 5.5 No Objection to Future Drilling Permit Applications. Seller shall not object to any current or future applications by Purchaser or its designees for permits to develop CBM or CMM on the Land provided, however, that such applications and their content comply with Illinois laws and regulations. This does not alter or affect Purchaser’s covenant not to drill new wells described in Section 5.5 above.
     Section 5.6 Priority of Operations; Seller Relocation Rights. Subject only to Seller’s rights to purchase any well pursuant to this Section and Section 5.8, Purchaser’s CBM or CMM operations shall take priority over other operations (including coal mining operations) for as long as CBM or CMM is produced anywhere on the Land. Seller or its designees (not including Central States Coal Reserves of Illinois, LLC (“Central States”)) may be permitted, by mere delivery of written notice to Purchaser, to move gas gathering or gas transportation lines or roads, water disposal systems, equipment, or power lines servicing Purchaser’s wells, subject to (i) compliance with any applicable surface agreements and (ii) any applicable law. Seller shall cause the work to be performed under its direction and control and shall bear the cost and expense associated with the work. Seller acknowledges on its behalf and on behalf of its designees that such cost and expense shall include payments to Purchaser for any costs incurred and revenue lost as a result of its CBM and/or CMM production being interrupted.
     Section 5.7 Seller Purchase Rights. Subject to the obligation to immediately plug the well, Seller or its designees (not including Central States) shall have the right to buy any CBM or CMM well located anywhere on the Land. Seller shall be wholly and principally liable for amounts due under this Section. The payment to be made for the purchase of any well under this Section shall be calculated at the Fair Market Value of the well taken, which will be determined in the sole discretion of an appraiser who shall be a mutually agreeable petroleum reserve engineer who has expertise in CBM production and reserve analysis and is a member of the Society of Petroleum Engineers (“Appraiser”). In the event Seller and Purchaser are unable to agree on an individual to serve as the Appraiser then either party may petition the Energy Section of the American Arbitration Association for the appointment of the Appraiser pursuant to Rule 11 of the Rules of Commercial Arbitration of the American Arbitration Association. The American Arbitration Association must appoint an experienced petroleum engineer who has expertise in CBM production and reserve analysis and is a member of the Society of Petroleum Engineers. The Appraiser’s determination of the payment amount for the well purchased shall be final and not appealable in any way by any Party. The cost, if any, of the appointment of the Appraiser and of the Appraiser’s determination shall be at Seller’s expense.
     Section 5.8 Seller Plugging Obligations. Seller agrees, at its cost, to plug and otherwise reclaim, as required by law, the following four CBM wells located in Williamson County, Illinois: (a) Delta #4 (located in Section 1, Township 9 South, Range 4 East); (b) DDH #4 (located in Section 27, Township 8 South, Range 4 East); (c) DDH #5 (located in Section 10, Township 8 South, Range 4 East); and (d) Delta H1A (located in Section 9, Township 8 South, Range 4 East).

     Section 5.9 Purchaser Plugging Obligations. Other than the four wells listed in Section 5.9 above, and the obligation of Seller to plug any wells that it purchases under Section 5.7 of this Agreement, Purchaser agrees, at its cost, to plug and otherwise reclaim, when required by law, all CBM and CMM wells owned and/or operated by Purchaser on the Land. Seller acknowledges that it will abandon wells Delta Mine #14 (D6) and Delta #003, both located in Williamson County, and Seller agrees to plug both of these wells within 6 months of the Closing Date. With respect to all existing and future CBM and CMM wells on the Land that pierce mineable No. 5 or No. 6 coal including, without limitation, those wells listed on Exhibit D, Purchaser shall, when required by law, plug such wells in accordance with then existing legal standards designed by appropriate regulatory agencies to allow mining through the plug and well-bore. By way of illustration and not limitation, today’s standards are set forth on Exhibit E, attached hereto.
ARTICLE 6.
CLOSING
     Section 6.1 Date of Closing. Subject to the conditions stated in this Agreement, the closing of the transactions contemplated hereby (the “Closing”) is occurring, and possession, risk and beneficial ownership of Seller’s interests in the Methane Assets is passing from Seller to Purchaser, at 12:00 a.m. Eastern Daylight Time on or before June 23, 2006, or such other time and date as may be agreed to by Seller and Purchaser. The date Closing actually occurs is herein called the “Closing Date”.
     Section 6.2 Place of Closing. The Closing shall be held at Seller’s offices located at 1107 W. DeYoung St., Marion, Illinois.
     Section 6.3 Closing Obligations. At the Closing the following events are occurring, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
     (a) Execution of Transfer Documents. Seller is executing, acknowledging and delivering the Deeds transferring the Methane Assets to Purchaser, consistent with the terms and conditions of this Agreement.
     (b) Delivery of Funds. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser is delivering to Seller the Purchase Price by wire transfer of immediately available funds sent to the account designated by Seller in Exhibit A to the MOU.
     (c) Possession of Assets. Seller shall deliver to Purchaser possession of the Methane Assets.
     (d) Settlement and Release Agreement and Termination Agreement. Contemporaneously with the Closing hereunder, Purchaser, Seller, Central States and American Premier Underwriters, Inc. shall have executed (i) that certain Termination Agreement under which each of the parties have acknowledged the lapse and termination of that certain Oil, Gas and Coal Bed Methane Gas Lease dated April 3, 2001, and forever discharges and releases one another from any and all obligations thereunder and (ii) that certain Settlement and Mutual Release Agreement in settlement of the Lawsuit.
ARTICLE 7.
OBLIGATIONS AFTER CLOSING
     Section 7.1 Sales Taxes. Purchaser shall pay any applicable sales taxes or other transaction taxes, duties or similar charges payable in connection with the sale of Methane Assets, whether or not imposed upon Seller or Purchaser by law.
     Section 7.2 Rights, Duties and Obligations. Subsequent to the Closing:
     (a) Claims Accruing after Closing Date. Purchaser shall defend, indemnify and save and hold harmless Seller against all Losses caused by Purchaser’s operations with respect to the Methane Assets after the Closing Date.
     (b) Claims from Breach of Seller’s Warranties. Seller shall defend, indemnify and save and hold harmless Purchaser against all Losses that result from or relate to or are attributable to any representation or warranty of Seller contained herein being untrue or any warranty, agreement or covenant of Seller contained herein being breached.
     (c) Claims from Breach of Purchaser’s Warranties. Purchaser shall defend, indemnify and save and hold harmless Seller against all Losses that result from or relate or are attributable to any representation or warranty of Purchaser contained herein being untrue or any warranty, agreement or covenant of Purchaser contained herein being breached.
     (d) Procedure for Indemnification.
     (1) Promptly after receipt by an indemnified party under Section 7.2 of written notice (a “Notice of Claim”) of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party shall, if a claim is to be made against an indemnifying party under either of said Sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding. The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint, pleading or notice that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same). Subject to the limitations set forth in this Section 7.2(d), no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless, except to the extent that (i) the failure to furnish notice was intentional, which intentional failure shall extinguish the obligation to indemnify, and (ii) in the case of a failure to furnish notice that is not intentional, such failure or delay will extinguish the obligation to indemnify only insofar as the delay shall have adversely affected the indemnifying party’s ability to defend against, settle or satisfy any action, suit or proceeding against it, damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder.
     (2) If the claim or demand set forth in the Notice of Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have 45 days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third-party claim or demand on behalf of the indemnified party. If the indemnifying party elects to defend such third-party claim or demand, the indemnified party shall make available to the indemnifying party and its agents and representatives all records and other materials that are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third-party claim or demand, and so long as the indemnifying party is defending such third-party claim in good faith, the indemnified party shall not pay, settle or compromise such third-party claim or demand. If the indemnifying party elects to defend such third-party claim or demand, the indemnifying party shall have the right to control the defense of such third-party claim or demand, at the indemnifying party’s own expense. If the indemnifying party does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder, to defend such third-party claim or demand at the indemnifying party’s expense.
     (3) If any indemnified party shall have a claim under Section 7.2 against any indemnifying party that does not involve a third-party claim, the indemnified party shall deliver a notice with reasonable promptness to the indemnifying party. The failure by any indemnified party to give an indemnity notice shall not impair such party’s rights hereunder except to the extent that an indemnifying party demonstrates that it has been materially prejudiced thereby. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within 45 days whether the indemnifying party disputes the claim described in such indemnity notice, the amount specified in the notice will be conclusively deemed a liability of the indemnifying party under Section 7.2 and the indemnifying party shall pay, as the case may be, the amount of such Loss to the indemnified party on demand. If the indemnifying party has timely disputed its liability with respect to such claim, the indemnifying party and the indemnified party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiation within 45 calendar days of timely response by the indemnifying party, such dispute shall be resolved by litigation in a court of competent jurisdiction.
     (4) The term “Date of Notice of Claim” shall mean the date the Notice of Claim is effective pursuant to Section 8.4 of this Agreement.

     Section 7.3 Survival. The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall survive the Closing.
     Section 7.4 Other Obligations Contained Herein. Perform and comply with all obligation under Article 5 of this Agreement.
ARTICLE 8.
MISCELLANEOUS
     Section 8.1 Exhibits. All of Exhibits hereto are incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits prior to and as of the execution of this Agreement.
     Section 8.2 Expenses. Each Party shall bear its own fees, costs and expenses incurred in negotiating this Agreement or in consummating the transactions contemplated by this Agreement, including the fees and expenses of counsel.
     Section 8.3 Confidentiality. Except as otherwise set forth herein or as may be required by law, Seller and Purchaser shall keep confidential all information, terms, conditions and provisions relating to this Agreement and shall not disclose the same to any other person or corporation or make any disclosure with respect to the matters set forth in this Agreement without the prior written consent of the other, provided however that the parties may disclose such matters to their respective advisors, investors, lenders and rating or regulatory agencies.
     Section 8.4 Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered (including by confirmed facsimile), or if mailed by registered or certified mail, postage prepaid, addressed as follows:

If to Seller:	Colt, LLC
430 Harper Park Drive, Suite A
Beckley, West Virginia 25801
Facsimile: (304) 255-4908

With copy (not constituting notice) to:
Brian A. Glasser, Esq.
Bailey & Glasser LLP
227 Capitol Street
Charleston, WV 25301
Facsimile: (304) 342-1110

If to Purchaser:	BPI Energy, Inc.
30775 Bainbridge Road Suite 280
Solon, Ohio 44139
Facsimile: (440) 248-4240

With copy (not constituting notice) to:
James R. Carlson, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
Facsimile: (216) 566-5800
     Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.
     Section 8.5 Limitation of Liability. Subject to Section 5.6 of this Agreement, and except with respect to the indemnification obligations specifically set forth herein, Seller and Purchaser do hereby covenant and agree that, after Closing, the recovery by either party hereto of any damages suffered or incurred by it as a result of any breach by the other party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this Agreement shall be limited to the actual damages allowed by law suffered or incurred by the non-breaching party as a result of the breach by the breaching party of its covenants, agreements, representations, guaranties, warranties, disclaimer, waivers, or continuing obligations hereunder and the breaching party shall not be liable to the non-breaching party for consequential damages, including but not limited to loss of profits, as a result of the breach, or any punitive or exemplary damages, which damages are waived to the fullest extent allowed by law. Seller and Purchaser hereby waive trial by jury in any judicial proceeding involving this Agreement.
     Section 8.6 Amendment. This Agreement may not be altered or amended, or any rights hereunder waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
     Section 8.7 Assignment. Purchaser may assign its rights or delegate its duties or obligations under the terms of this Agreement to an affiliate of Purchaser without the prior written consent of Seller; provided, however, Purchaser shall remain liable for the performance of all of Purchaser’s duties and obligations under this Agreement.
     Section 8.8 Headings. The headings of the Articles and Sections of this agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
     Section 8.9 Counterparts. This Agreement may be executed by Purchaser and Seller in any number of counterparts, each of which shall be deemed an original instrument but all of which together shall constitute but one and the same instrument.
     Section 8.10 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural,

individuals, partnerships or corporations. As used in this Agreement, “party” shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, “affiliate” of a party shall mean any partnership, joint venture, corporation or other entity in which such party has an interest or which controls, is controlled by or is under common control with such party.
     Section 8.11 Governing Law. This Agreement and the transaction contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Illinois; and Seller and Purchaser consent to venue and exclusive jurisdiction in the U.S. District Court for the Southern District of Illinois or the Circuit Court of Saline County, Illinois, as appropriate.
     Section 8.12 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
     Section 8.13 Further Assurances. Upon the reasonable request of Purchaser, and at Purchaser’s cost, Seller will at and after the Closing execute and deliver to Purchaser such other documents as may be required to carry out the transactions contemplated by this Agreement.
     Section 8.14 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.
[Signature page follows. Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the date first above mentioned.

SELLER:

COLT, LLC

By:	/s/ James R. Morris

Name: James R. Morris
Its: Authorized Representative

PURCHASER:

BPI ENERGY, INC.

By:	/s/ James G. Azlein

Name: James G. Azlein
Its: President and CEO